Exhibit 10.27

OFFER LETTER BETWEEN JAMES P. LYNCH AND CALIFORNIA WATER SERVICE GROUP DATED JANUARY 2, 2024

VIA – REGULAR MAIL

Dear Jim:

I am pleased to confirm your recent conversation with Marty Kropelnicki, Chairman, President & CEO regarding our offer as Senior Vice President, Chief Financial Officer & Treasurer reporting to Marty.

In this position, your starting salary will be $39,166.67 monthly ($470,000 annually). In addition, you will have the use of a company vehicle for business and limited personal use per our Company Vehicle Policy.

You will be eligible to participate in our At Risk Pay (ARP) plan for 2024, with a target of 40%, vesting zero to 200% based on Company performance. In addition, you are eligible for the Long Term Incentive (LTI) plan; restricted Stock Award (RSA) of $75,000 vesting 1/3 after the first anniversary, with balance vesting over the remaining 24 months (three year vesting schedule); restricted Stock Units (RSU) of $140,000 vesting zero to 200% based on Company performance at the end of the three (3) years performance period. RSU payouts are in Cal Water stock.

This position is eligible to participate in the Supplemental Executive Retirement Program (SERP) and funded 100% by the company.

Cal Water provides a number of comprehensive benefit programs with varying eligibility, including but not limited to the following:

•401(k) Plan
•Comprehensive Medical, Dental and Vision Benefits through the California Water Service Health Care Plan or Kaiser Permanente Health Maintenance Organization effective your date of conversion to a regular employee. (Depending on the service area in which you reside/work)
•Supplemental Medical Plan for Executives the first day of the month following your date of conversion to a regular employee
•California Water Service Pension Plan
•Life Insurance effective date of conversion to a regular employee
•Long Term Disability
•Deferred Compensation
•Tuition Reimbursement
•Additional benefits information will be provided upon your acceptance

You will be eligible for 11 paid holidays per calendar year. After the completion of six months of service, you will be eligible for four floating holidays. Thereafter, you will receive four floating holidays per calendar year.

You are eligible for vacation under the Officer Vacation Plan. Employees in this plan do not accrue vacation, instead the Officer may take as much vacation as their job responsibilities reasonably allow.

This letter does not constitute an employment contract. Your employment with California Water Service is “at-will,” which means there is no guarantee of your continued employment nor is it for any definite term. As an “at-will” employee, you are free to quit your employment voluntarily at any time; the Company similarly is free to terminate your employment at any time without notice and without cause. The Company reserves the right to change the hours, wages, working conditions, and job responsibilities at any time. All such changes will be communicated through official notices.

Jim, we are pleased that you have accepted this position.

Sincerely,
California Water Service

Ron Webb
Vice President, Chief Human Resources Officer

cc: File

RW/tn

Please confirm acceptance of this offer by signing below and returning a copy of this letter. Thank you.

/s/ James P. Lynch January 2, 2024
     Signature Date